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                                                                      EX. 10.17

March 12, 1999


Karen Coughlin
100 E. Huron Street
Apt. 3505
Chicago, Illinois 60611

     Re:  Terms of Employment

Dear Karen:

On behalf of Foundation Health Systems, Inc. (hereinafter the "Company"), I would like to confirm our offer to you for the exempt position of President and Chief Executive Officer for the Northeast Division. In this position you will report directly to the President and Chief Executive Officer of the Company. You will earn a monthly salary of $29,166.67 commencing as of November 2, 1998, although your formal "start date" for employment purposes will be as of October 23, 1998 (the date you commenced providing services to the Company). As is our current practice, you will be paid on a bi-weekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review.
Any adjustment to your compensation must be made with the approval of the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). You will be provided a $1,000 per month automobile allowance, subject to normal payroll deductions, and subject to any changes that may be made from time to time to the overall automobile allowance program.

Upon your employment, FHS will provide to you a one-time $100,000 loan (with interest accrued at the Prime Rate) payable by you upon demand in the event of voluntary termination of your employment or should the Company terminate you for "Cause." The principal and any accrued interest will be forgiven, one-half on each of the first and second anniversaries of your date of hire. Additionally, the loan plus accrued interest will be forgiven in total prior to the second anniversary if you depart from the Company involuntarily without Cause, due to "Good Reason" following a Change of Control, or due to death or disability. Good Reason, Change of Control and Cause are defined below in this letter agreement. The Company agrees that it will consider your reasonable requests, if any, to restructure the timing, nature and/or characterization of such loan as may be suggested by your tax/financial advisors, provided that such restructuring would

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Karen Coughlin
March 12, 1999
Page 2

not disadvantage the Company and would not result in a modification of your obligation to repay such amount in the instances set forth above.

In addition, beginning January 1, 1999 you will be eligible to participate in the Company's Executive Incentive Plan as it may be modified from time to time by the Committee. Under the Plan, bonus payments are dependent upon Company and individual performance measures. You will be eligible to participate in the Plan in 1999 with a target bonus opportunity of 70 percent of your base salary. The maximum bonus payable to you under provisions of the Plan is 105 percent of base salary. Any bonus payout for 1999 will be paid in 2000 following outside audit of the Company's performance and determination of your success in accomplishing individual performance objectives. To be eligible for any bonus payment, you must be actively employed and on the Company payroll at the time the bonus is paid. Bonus calculations are based on the annual base salary in effect on December 31st of the respective Plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Plan. You acknowledge that in the event you are one of the top five highest paid executive officers of the Company for any year subsequent to 1999 under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company's Performance Based 162(m) Plan (the "162(m) Plan") in lieu of the Executive Incentive Plan. It is agreed that you shall not participate in the 162(m) Plan for the 1999 plan year notwithstanding the terms of such plan. Furthermore, the President and Chief Executive Officer of the Company will discuss with the Committee the performance targets contained in the Company's 162(m) Plan in the context of the Company's financial performance at an upcoming Committee meeting. Incentive compensation payments are subject to normal payroll deductions.

As part of our long-term incentive program, you will be eligible to participate in the Company's stock option program. The Committee has approved a stock option grant to you effective as of October 23, 1998, the date you commenced employment with the Company (the "Grant Date"), to purchase an aggregate of 400,000 shares of the Company's Class A Common Stock with an exercise price equal to $10.84. The option will vest at the rate of 44,000 options, 88,000 options, 133,000 options, 88,000 options and 47,000 options on each of the first through fifth anniversaries of the Grant Date, respectively. As discussed, the Committee is willing to consider a performance-based acceleration with respect to the fourth and fifth year option vesting. A stock option agreement formalizing this grant will be provided to you under separate cover containing the standard terms and conditions currently used by the Company. Any future recommendation for additional options made by the Company's management will

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Karen Coughlin
March 12, 1999
Page 3

be made consistent with your performance and generally comparable to peer managers of the Company at the time option recommendations are presented to the Committee. It is further agreed that this initial grant to you will be considered a three-year "mega-grant" and you will therefore not be eligible to receive additional option grants for a period of three years. At all times, all stock option grants remain within the sole discretion of the Committee.

In lieu of relocation benefits (other than the transport of household goods already arranged for by the Company), the Company will provide to you an apartment in New York City (subject to reasonable approval by the Company's President and Chief Executive Officer) and travel to and from Chicago for you or your significant other or one of your family members on a weekly basis for the duration of your employment with the Company.

In addition to the foregoing, and subject to your continued employment with the Company, you will be eligible to participate in Company-offered benefits if you meet certain criteria. These benefits include group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k) plan, Company-recognized holidays, tuition reimbursement and participation in our deferred compensation program. In our 401(k) Plan, the Company currently matches your contribution at $.50 for every dollar contributed up to six percent (6%) of your compensation (subject to certain limitations). The Company's Paid Time Off ("PTO") benefit is provided to you for illness, vacation and personal time off. Under the PTO program you accrue PTO at a rate of 23 days per year between your date of hire and 120 months of service, and 25 days per year thereafter. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend or terminate the benefits plans at any time, with or without notice.

You will also be eligible to participate in the Company's existing Supplemental Executive Retirement Plan ("SERP") or a successor plan. Under provisions of the SERP you can vest and accrue a retirement benefit of up to 50 percent of your base salary plus incentive compensation. This benefit is integrated (offset) with other retirement benefits provided by the Company and with 50 percent of your social security benefits.

To assist you in tax preparation and financial planning activities, the Company will also provide you up to $5,000 in annual reimbursement for expenses related to that activity.

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Karen Coughlin
March 12, 1999
Page 4

The Company will provide you with protection in the event of the termination of your employment without Cause (absent a Change of Control). Under the terms of this agreement "Cause" is defined as clear and willful failure to perform your duties not resulting from complete or partial incapacity due to physical or mental illness or impairment that continues after reasonable written notice and an opportunity to correct such failure; gross misconduct or fraud; or conviction of, or a plea of "guilty" or "no contest" to, a felony. In the event that your employment is terminated involuntarily without Cause, and you sign the Company's standard Separation Agreement and Release of Claims document, you will be provided a severance package which will include a lump-sum severance payment totaling twenty-four (24) months of base salary in effect at the date of your termination, together with all other severance benefits payable under the Company's "Separation Agreement and Release of Claims". Should you elect to continue your medical benefits, the Company will pay the premium to provide you and your dependents medical and dental coverage under COBRA, or if not available under COBRA, some other plan substantially similar to that which the Company provided you as an active employee, for a period of twenty-four months after termination of employment in the event the severance payment set forth in this paragraph becomes payable.

If within the first two years following a Change of Control, your employment is involuntarily terminated by the Company without Cause as defined above, or should you voluntarily terminate your employment for "Good Reason", then within thirty (30) days of your termination from the Company, you will be provided a change of control severance package which will include a lump-sum severance payment totaling thirty-six (36) months of base salary in effect at the date of your termination provided you sign the Company's standard Separation Agreement and Release of Claims. During the thirty-six (36) month period from and after the date of your termination of employment, should you elect to continue your medical benefits, the Company will also provide you and your covered dependents medical and dental coverage by paying the COBRA premium, if eligible under COBRA, or the premium to provide coverage substantially similar to that which the Company provided you as an active employee provided you sign the Company's standard Separation Agreement and Release of Claims.

For the purposes of this agreement, Change of Control shall mean any of the following which occurs subsequent to the date of this offer:

          a) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")),

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Karen Coughlin
March 12, 1999
Page 5

     corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange
     Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities ) (the "Securities");

          b) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of the Company immediately prior to such transaction cease to constitute a majority of the Board of Directors of the Company (or any successor corporations) immediately after such transaction;

          c) The Company is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of the Company, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction;

          d) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of the Company;

          e) The Company transfers sustantially all its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company; or

          f) The Company enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company and such management agreement extends hiring and firing authority over Employee to an individual or organization other than the Company.

For the purposes of this agreement, "Good reason" is defined as any one of the following:

          a) A demotion or substantial reduction in the scope of your position, duties, responsibilities or status with the Company or any new parent company of the Company, or any removal of you from or any failure to

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Karen Coughlin
March 12, 1999
Page 6

     reelect you to any of the positions (or functional equivalent of such positions) held by you immediately prior to a Change of Control, except in connection with the termination of your employment for disability, normal retirement or Cause or by you voluntarily other than for Good Reason;

          b) A reduction by the Company in your annual base salary or a material reduction in the benefits or perquisites available to you as in effect immediately prior to any such reduction;

          c) A relocation of you to a work location more than fifty (50) miles from your work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for you based on your residence immediately prior to such relocation;

          d) The consummation by the Company of any transaction resulting in Greg Wolf (currently with Humana) being in a supervisory or management position over you, or the hire or retention of Greg Wolf by the Company resulting in the foregoing, or the consummation by the Company of any transaction with Humana if following such transaction Greg Wolf remains with the combined entity; or

          e) The failure of the Company to obtain an assumption agreement, encompassing this agreement, from any successor resulting from a Change of Control.

You agree, through the signing of this letter agreement, that your employment with the Company is at the mutual consent of you and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President and Chief Executive Officer of the Company, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

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Karen Coughlin
March 12, 1999
Page 7

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting this new position with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company.
If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

You have agreed and certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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       (None other than previously disclosed to the Company)
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You agree not to use or disclose any confidential information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify the Company's Corporate Human Resources Department of the situation immediately.

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Karen Coughlin
March 12, 1999
Page 8

Finally, this letter sets forth all the terms of this offer of employment. It supercedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter to the Senior Vice President, General Counsel and Secretary, Foundation Health Systems, Inc., 21650 Oxnard Street, Woodland Hills, CA 91367.

Karen, we are pleased to offer you this professional opportunity and are excited about the contributions that you can make to the Company as part of our management team. Should you have any questions please feel free to contact me at (818) 676-6703.

Sincerely,


/s/ Jay M. Gellert
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Jay M. Gellert
President and Chief Executive Officer


I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.


        Karen A. Coughlin                              3-19-99
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